Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FIRST NATIONAL CORPORATION

1. The name of the corporation is

FIRST NATIONAL CORPORATION.

2. The purpose of the corporation is to conduct any business not required to be specifically stated herein.

3. The aggregate number of shares of stock which the Corporation shall have authority to issue and the par value per share is as follows:

Class	Number of Shares	Par Value
Common Stock	8,000,000	$1.25
Preferred Stock	1,000,000	$1.25

4. No stockholder shall have the preemptive right to subscribe to additional shares of capital stock of the corporation or to securities convertible into such shares or to options, warrants or rights to subscribe to such shares.

5. Authority is expressly vested in the Board of Directors to divide the Preferred Stock into and issue the same in series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series so established , and to provide for the issuance thereof.

Prior to the issuance of any share of a series of Preferred Stock, the Board of Directors shall establish such series by adopting a resolution setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the Corporation shall file with the Commission articles of amendment as required by law, and the Commission shall have issued a certificate of amendment.

6. Except as otherwise fixed by any articles of amendment adopted by the Board of Directors pursuant to Section 5 relating to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation.

7. No director of the corporation shall be removed from his office as a director except by the affirmative vote of the holders of 80 percent of the shares of the corporation’s capital stock, issued, outstanding and entitled to vote. The provisions shall in no way restrict the right of the Board of Directors to prescribe mandatory retirement ages for Directors and/or Officers, by appropriate amendment to the Bylaws, as the needs of the corporation shall from time to time require.

8. Except as set forth below, the affirmative vote of holders of 80 percent of the shares of the corporation’s stock, issued, outstanding and entitled to vote shall be required to approve any of the following:

(a) any merger or consolidation of the corporation with or into any other corporation; or

(b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the corporation pursuant to a vote of shareholders; or

(c) any issuance of shares of the corporation that results in the acquisition of control of the corporation by any person, firm or corporation or group of one or more thereof that previously did not control the corporation; or

(d) any sale, lease, exchange, mortgage, pledge or other transfer, in one transaction or a series of transactions, of all, or substantially all, of the assets of the corporation to any other corporation, person or entity; or

(e) the adoption of a plan for the liquidation or dissolution of the corporation proposed by any other corporation, person or entity; or

(f) any proposal in the nature of a reclassification or reorganization that would increase the proportionate voting rights of any other corporation, person or entity; or

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(g) any transaction similar to, or having similar effect as, any of the foregoing transactions,

if, in any such case, as the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 5 percent of the shares of capital stock of the corporation issued, outstanding and entitled to vote.

If any of the transactions identified above in this Section 8 is with a corporation, person or entity that is not the beneficial owner, directly or indirectly, of more than 5 percent of the shares of capital stock of the corporation issued, outstanding and entitled to vote, then the affirmative vote of holders of more than two-thirds of the shares of the corporation’s capital stock issued, outstanding and entitled to vote shall be required to approve any of such transactions.

The Board of Directors of the corporation shall have the power and duty to determine, for purposes of this Section 8, on the basis of information known to the Board, if and when such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 5 percent of the shares of capital stock of the corporation issued, outstanding and entitled to vote and/or if any transaction is similar to, or has a similar effect as, any of the transactions identified above in this Section 8. Any such determination shall be conclusive and binding for all purposes of this Section 8. The provisions of this Section 8 shall not apply to any transaction which is approved in advance by a majority of those Directors (a) who were Directors before the corporation, person or entity acquired beneficial ownership of 5 percent or more of the shares of capital stock of the corporation and who are not affiliates of such corporation, person or entity and (b) who became Directors at the recommendation of the Directors referred to in (a) above.

9. The Board of Directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of the proposed transaction on the depositors, employees, suppliers, customers and other constituents of the corporation and its subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located, the business reputation of the other party, and the Board of Directors’ evaluation of the then value of the corporation in a freely negotiated sale and of the future prospects of the corporation as an independent entity.

10. Each Director and Officer shall be indemnified by the corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such a Director or Officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, to the extent not prohibited by applicable law. If the determination is to be made by the Board of Directors, it in determining what indemnification is required by the foregoing sentence, the Board of Directors may rely, as to all questions of law, on the advice of independent counsel. Every reference herein to Director or Officer shall include every Director or Officer or former Director or Officer of the corporation and every person who may have served at its request as a Director or Officer of another corporation in which the corporation owns shares of stock or of which it is a creditor or, in case of non-stock corporation to which the corporation contributes and, in all of such cases, his executors and administrators. The right of indemnification hereby provided shall not be exclusive of any other rights to which any Director or Officer may be entitled. In any proceeding brought by a shareholder in the right of the corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against any Officer or Director arising out of a single transaction, occurrence or course of conduct shall not exceed the sum of One Dollar ($1.00), provided, however, that this limitation shall not apply to liability for willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

11. The provisions of Sections 7 through 11 of these Articles may not be amended, nor shall any amendment be adopted that is inconsistent with any of the provisions of such Sections 7 through 11 hereof except upon the affirmative vote of the holders of at least 80 percent of the shares of the corporation’s capital stock, issued, outstanding and entitled to vote.

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